Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, is made as of this 28th day of June, 2007 by and between BUCA, Inc., a Minnesota corporation (the “Company”) and Wallace B. Doolin (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated as of October 14, 2004, whereby Company has employed Executive to devote full time service to the business of the Company and Executive has been so employed; and

WHEREAS, the Company and the Executive desire to amend the terms of such employment.

NOW THEREFORE, IN CONSIDERATION of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment. Subject to the terms and conditions hereof, the Company shall continue to employ Executive and Executive agrees to be so employed in the capacity of Chief Executive Officer for a term ending on December 31, 2009, or earlier upon termination in accordance with Section 9 of this Agreement. The term of Executive’s employment hereunder will automatically renew for additional one (1) year extension or renewal term(s) unless Executive or the Company provides 90 days prior written notice to the other that he/it does not intend to renew or extend his employment past its then-current expiration date.

2. Duties. Executive shall diligently and conscientiously devote his full time and attention to the discharge of his duties as Chief Executive Officer and such other positions as assigned by the Board of Directors. In such capacity, Executive shall at all times discharge said duties in consultation with and under the supervision of the Board of Directors of the Company. Executive shall perform such other duties as may from time to time be given to him by the Board of Directors. In addition, so long as Executive shall be employed as Chief Executive Officer, the Company represents to Executive that he will be offered the position of Chairman in connection with this Agreement and the Company shall take all reasonable action within its control to cause Executive to be appointed or elected as the Chairman of the Board of Directors. Executive hereby represents and confirms that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s performance of his duties and obligations hereunder will violate or conflict with any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

3. Base Salary. The Company shall pay to Executive an annualized base salary of $568,000 for the remainder of 2007. The Compensation Committee of the Board of Directors (or other authorized committee of the Board of Directors) (the “Committee”) shall establish Executive’s base salary for 2008 and each subsequent calendar year in an amount not less than the base salary in effect for the prior year, plus an increase in an amount equal to ten (10) percent of the prior year’s base cash bonus, if any. The base salary is payable in accordance with the Company’s standard payroll practices and procedures as in effect from time to time.

4. Bonuses. Executive shall be eligible to receive a base cash bonus in an amount up to 50% percent of base salary for that year. Payment of any base cash bonus shall be based upon the Company attaining certain performance targets selected by the Committee and based upon the budget for the applicable year, as approved by the Board of Directors. In addition, if actual EBITDA (as defined below) for any fiscal year exceeds the EBITDA annual budget amount for that fiscal year (the “EBITDA Excess”), then Executive shall receive an additional bonus, following the end of such fiscal year, equal to five percent of the EBITDA Excess. “EBITDA” for any year shall mean the consolidated net income (or net loss) of the Company and its subsidiaries for such year, plus any interest expense, income taxes, depreciation, amortization, and extraordinary expenses or losses deducted in determining the same and minus any interest income or extraordinary income included in determining the same, all computed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited consolidated financial statements of the Company and its subsidiaries. If the Company shall make a significant acquisition or disposition of assets or business operations during any year, the EBITDA annual budget amount shall be adjusted in a manner the Board of Directors determines in good faith to be equitable.

5. Restricted Stock. As an incentive to Executive, upon execution of this Agreement Executive shall receive a grant of 140,000 restricted shares of the Company’s common stock, to vest on December 31, 2009 as set forth in the restricted stock agreement attached hereto as Exhibit A; such restricted shares are granted under the BUCA, Inc. 2006 Omnibus Stock Plan, as amended from time to time (the “Incentive Plan”).

6. Expenses. So long as Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in carrying out his duties under this Agreement, subject to the Company’s normal policies and procedures for expense verification and documentation. So long as Executive is employed by the Company hereunder, in recognition of Executive’s need for an automobile for business purposes, the Company will provide Executive with a gross payment of $1,250 per month as an automobile allowance.

7. Benefits. So long as Executive is employed by the Company hereunder, Executive shall be entitled to participate in any benefit plans or programs provided generally to the Company’s executives, to the extent Executive is eligible to participate under the terms and conditions of the plans or programs. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. So long as Executive is employed by the Company hereunder, Executive shall be entitled to vacation leave in accordance with Company policy for employees, or such additional amounts as otherwise approved by the Board of Directors. Such vacation shall be taken by Executive at times so as not to unduly disrupt the operations of the Company and shall not be accrued and carried over from year to year.

8. Other Benefits.

(a) Health/Disability Income Insurance. Executive shall be entitled to medical and hospitalization benefits for himself and his spouse, and other benefits as herein set forth, on the same terms as are generally made available to other senior executive employees of the Company. Additionally, a Disability Income policy shall be purchased in Executive’s name, and the premium paid by the Company in an amount and on terms commensurate with Executive’s compensation and valid underwriting considerations.

(b) Qualified Retirement Account. Executive will be eligible to participate in the Company’s 401(k) Plan or other appropriate qualified retirement plan, subject to the terms and conditions of such plan.

9. Termination. Executive’s employment hereunder shall terminate immediately upon:

(a) the death of Executive;

(b) Executive’s receipt of notice to Executive from the Company that his employment is terminated due to Executive’s inability to perform his usual and customary duties by reason of Physical or Mental Disability;

(c) Executive’s receipt of notice from the Company of the termination of his employment (with or without Cause);

(d) Executive’s abandonment of his employment or receipt by the Company of notice of his resignation; or

(e) by Executive, if, following a Change in Control (as defined below) of the Company, Executive’s duties (as in effect immediately prior to such Change in Control) are Substantially Reduced or Negatively Altered (as defined below), without his prior written consent, upon thirty (30) days prior written notice to the Company.

For purposes of this Section and Section 10, “Cause” means

(i) an act or acts of dishonesty undertaken by Executive and intended to result in material personal gain or enrichment of Executive or others at the expense of the Company;

(ii) gross misconduct that is willful or deliberate on Executive’s part and that, in either event, is injurious to the Company;

(iii) the conviction of Executive of a felony; or

(iv) the material breach of any terms and conditions of this Agreement by Executive, which breach has not been cured by Executive within 30 days after written notice thereof to Executive from the Company.

For purposes of this Section and Section 10, “Physical or Mental Disability” means the inability of Executive to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues (i) for an uninterrupted period of 120 days or more during any 360-day period or (ii) for 180 days in any 360-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least 30 days.

For purposes of this Section and Section 10, “Change in Control” with respect to the Company shall have occurred on the earliest of the following dates:

(i) the date after the Effective Date that any entity or person (including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common shares of the Company (provided that this clause (i) shall not apply to any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 70% of both the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (the “Voting Securities”) and the then-outstanding common stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned the Voting Securities and the common stock immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and the common stock, as the case may be, immediately prior to such acquisition);

(ii) the date after the Effective Date that the shareholders of the Company approve a definitive agreement: (A) to merge or consolidate the Company with or into another corporation, or to merge another corporation into the Company, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities of another corporation, or other property (this clause (A) shall not apply to a merger or consolidation of the Company in which, immediately following such merger or consolidation, more than 70% of both the combined voting power of the Company’s then outstanding Voting Securities and the then outstanding common stock is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned the Voting Securities and the common stock immediately prior to such merger or consolidation in substantially the same proportions as their ownership of such Voting Securities and common stock, as the case may be, immediately prior to such merger or consolidation); or (B) to sell or otherwise dispose of substantially all of the assets of the Company; or

(iii) Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. For purposes of this clause (iii), “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company or (C) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a “Continuing Director” shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company.

Notwithstanding anything stated above, a Change in Control shall not be deemed to occur with respect to Executive if (x) the acquisition or beneficial ownership of the 50% or greater interest referred to in clause (i) of the definition is by Executive or by a group, acting in concert, that includes Executive or (y) a majority of the then combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a merger, consolidation or disposition of assets referred to in clause (ii) above, be beneficially owned, directly or indirectly, by Executive or by a group, acting in concert, that includes Executive.

For purposes of this Section and Section 10, “Substantially Reduced or Negatively Altered” means, without Executive’s express written consent:

(i) the assignment to Executive of duties, considered in the aggregate, inconsistent with Executive’s positions, duties, responsibilities and status with the Company immediately prior to a Change in Control or a change in Executive’s reporting responsibilities, titles or offices, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, except in connection with the termination of Executive’s employment for Cause, upon the Physical or Mental Disability or death of Executive, or upon the voluntary termination by Executive;

(ii) a reduction in Executive’s base salary below the minimum base salary in effect at the time of such Change in Control, as determined in accordance with Section 3 hereof;

(iii) requiring Executive to move his residence more than 100 miles from the Twin Cities metropolitan area; or

(iv) failure of any successor to the Company not otherwise bound by this Agreement to expressly assume and agree to perform the obligations of the Company under this Agreement.

10. Effect of Termination. If Executive is terminated by the Company for Cause or if Executive terminates employment under Section 9(d), Executive shall be paid only to the date of actual termination of employment and Executive shall not be entitled to any additional compensation for the year in which termination of employment occurs (or any subsequent year) or any other termination payment.

If Executive is terminated by reason of death or Physical or Mental Disability, Executive or his estate shall be entitled to a termination payment equal to the product of (x) the greater of the number of full months remaining on his then-current employment term or 24, except that if the number of full months remaining is less than 12 full months, then the number of such remaining full months plus 12, multiplied by (y) Executive’s base monthly salary then in effect. Such amount shall be payable in substantially equal monthly installments over the number of months determined according to (x) above, beginning on the first day of the month following termination of employment. Any such termination payment shall be reduced by all disability insurance payments received by Executive during such period under disability insurance policies provided by the Company.

If Executive terminates employment for the reason specified in Section 9(e) or if Executive is terminated by the Company without Cause following a Change in Control or if Executive is terminated without Cause by the Company during any term of employment (including any renewal or extension term) under this Agreement, Executive shall be entitled to a termination payment equal to (i) to the product of (x) the lesser of the number of full months remaining on his then-current employment term or 24, except that if the number of full months remaining is less than 12 full months, then 12, multiplied by (y) Executive’s base monthly salary then in effect, plus (ii) the prior year’s base cash bonus earned, if any. Such amount shall be payable in substantially equal monthly installments over the number of months determined according to (x) above, beginning on the first day of the month following termination of employment. In addition, in connection with any such termination covered by this paragraph, the Company shall continue Executive’s health benefits for one (1) year by paying the employer’s portion of the cost of Executive’s COBRA coverage premiums during such one (1) year period.

Notwithstanding the foregoing provisions of this Section 10, the Company shall not be obligated to make any payments to Executive under this Section 10 unless Executive shall have signed a release of claims in favor of the Company and its affiliates in a form reasonably prescribed by the Company, all applicable consideration and recession periods provided by law shall have expired, and Executive is not in material breach of any terms or conditions of this Agreement. The Company will execute a release of claims in favor of Executive as additional consideration for Executive’s release of claims in favor of the Company.

11. Effect of Change in Control. If it shall be determined that any payment or distribution by the Company to or for the benefit of Executive hereunder (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim.

12. Tax Withholding. The Company shall deduct from any payments made to the Executive hereunder any withholding or other taxes which the Company is required to deduct, if any, under applicable law.

13. Confidentiality. Except as permitted by the Company or in the ordinary course of the performance of the Executive’s duties hereunder, Executive shall not at any time divulge, furnish or make accessible to anyone or use in any way other than in the ordinary course of the business of the Company, any confidential, proprietary or secret knowledge or information of the Company that Executive has acquired or shall acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary or secret designs, programs, processes, formulae, recipes, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any supplier lists, (iv) any confidential, proprietary or secret development or research work, (v) any strategic or other business, marketing or sales plans, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge and information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and may cause irreparable harm to the Company. Executive shall take reasonable steps to protect the confidentiality of such knowledge and information. The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement, or (ii) is required to be disclosed by law or legal process. Executive understands and agrees that his obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law. The obligations of Executive under this Section 13 shall survive the termination of this Agreement and termination of Executive’s employment with the Company.

14. Covenant Not to Compete. The parties agree that the Company would be substantially harmed if Executive competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to Executive hereunder, Executive agrees that during his employment with the Company (except for services permitted under Section 2 and performed prior to the date hereof) and for a period of two (2) years after termination of such employment for any reason, Executive will not directly or indirectly, without the written consent of the Company;

(a) Own, operate or render services to any entity engaged, directly or indirectly, in owning or operating Italian restaurants within fifty (50) miles of any restaurant owned or managed by the Company; or

(b) Hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee, officer, agent, independent contractor, supplier or subcontractor of the Company to discontinue their relationship with the Company.

If the duration of, the scope of or any business activity covered by any provision of this Section 14 is in excess of what is determined to be valid and enforceable under applicable law, such provision shall be construed to cover only that duration, scope or activity that is determined to be valid and enforceable. Executive hereby acknowledges that this Section 14 shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

15. Disparagement. The Company and Executive agree that during and after the term of this Agreement, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices.

16. Arbitration.

16.1. Executive and The Company agree and stipulate that the services rendered in this transaction involve interstate commerce as defined in the Federal Arbitration Act, 9 U.S.C. ‘ 1 et seq., and that this Arbitration Agreement is covered and governed pursuant to the Federal Arbitration Act.

16.2. Executive and The Company agree that, should a controversy arise, any and all claims shall be resolved in arbitration under the then-current National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened (“the Arbitrator”). The arbitration shall take place in Minneapolis, Minnesota.

16.3. The Arbitrator shall be selected as follows: AAA shall give each party a list of arbitrators drawn from its panel of employment arbitrators pursuant to Rule 9 of the Rules. Each party may strike two names on the list it deems unacceptable in accordance with the Rules. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. In the event no Arbitrator is agreed to then AAA shall select the Arbitrator in accordance with the Rules.

16.4. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties.

16.5. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

16.6. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

16.7. Either party, upon request at the closing of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

16.8. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, both parties agree that neither party will initiate or prosecute any lawsuit or administrative action in any way related to any claim covered by this Agreement.

16.9. The Arbitrator shall render an award and opinion in the form typically rendered in employment arbitrations.

16.10. The results of the arbitration, unless otherwise agreed by the parties or ordered by the Arbitrator on motion, are not confidential and may be reported by any news agency or legal publisher or service.

16.11. The parties shall equally share the fees and costs of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator’s fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of the hearing. Each party shall pay for its own costs and attorneys’ fees, if any.

16.12. At the conclusion of the arbitration hearing, the parties hereby select and appoint the Arbitrator as their Mediator to fully and finally dispose of all issues existing between them. Immediately upon conclusion of the arbitration hearing, the Arbitrator shall retire to make his/her Award, and shall maintain the original of the Award in an envelope with copies in two additional envelopes for the Executive and the Company. Upon sealing the original and copies in three respective envelopes, the Arbitrator/Mediator shall then immediately convene a mediation process to attempt to resolve any and all issues between the parties.

16.13. Notwithstanding the parties’ agreement to arbitrate all claims between them, in the event that the Company believes it will suffer material and irreparable damage if the Executive violates any provision contained in Sections 13 or 14 of this Agreement, the parties hereby agree in the event of such breach or an apparent danger of such breach by Executive, the Company shall be entitled, in addition to such other remedies available to it, to seek an immediate injunction to restrain the violation of any or all such provisions by Executive.

17. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

If to Company:	BUCA, INC. 1300 Nicollet Avenue Suite 5003 Minneapolis, MN 55403

If to Executive:	Wallace B. Doolin 3831 Turtle Creek Boulevard, Apt 5A Dallas, Texas 75219

With a copy to:	David Watkins, Esq. Jenkins & Watkins, a Professional Corporation 8150 N. Central Expressway, Suite M-1140 Dallas, Texas 75206

18. Governing Law; Jurisdiction and Venue. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota. Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement, not subject to the arbitration provisions in this Agreement, shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

19. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Executive with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Executive by the Company. This Agreement may be amended only in writing, signed by both parties hereto.

20. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and shall inure to the benefit of and be binding upon Executive, his heirs, distributees and personal representatives. In the event of Executive’s death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive’s designee, or if there is no such designee, to Executive’s estate. The rights and obligations of the Company under this Agreement may be assigned to a successor. The rights and obligations of Executive under this Agreement may not be assigned by Executive to any other person or entity.

21. Multiple counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the date and year first above written.

BUCA, INC.

By:	/s/ Kaye R. O’Leary
Name:	Kaye R. O’Leary
Its:	Chief Financial Officer

EXECUTIVE

/s/ Wallace B. Doolin
Wallace B. Doolin